Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts”, in the Registration Statement on Form F-3 (related to the automatic shelf registration of certain securities of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. (the “Company”) to be sold by the Company or its selling shareholders from time to time) and to the incorporation by reference therein of our reports dated April 27, 2017, with respect to the consolidated financial statements of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. and subsidiaries and the effectiveness of internal control over financial reporting of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. and subsidiaries, included in its Annual Report on Form 20-F, for the year ended December 31, 2016, as filed with the Securities and Exchange Commission.

Mancera, S.C.

A member practice of

Ernst & Young Global Limited

/s/ MANCERA, S.C.

Mexico City, Mexico

April 27, 2017